Exhibit 10.42

RELEASE

THIS RELEASE (the “Release”) is entered into by Susan J. Riley (the “Executive”).

WHEREAS, the Executive and The Children’s Place Retail Stores, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), have entered into an Employment Agreement dated as February 4, 2007, amended on December 31, 2008 (the “Employment Agreement”) and a letter agreement dated February 12, 2010 (the “Letter Agreement”); and

WHEREAS, the Executive and the Company have entered into an agreement, dated February 15, 2011 (the “Separation Agreement”), pursuant to which the Executive’s employment shall terminate at the time and under the circumstances described therein, and which contains the agreement between the Company and the Executive as to the compensation and benefits to which the Executive is entitled in connection with such termination from employment (the “Separation Compensation”),  subject to the Executive’s executing this Release within the time frame set forth in the Separation Agreement;

NOW, THEREFORE, in consideration of the Separation Compensation and other good and valuable consideration, the Executive agrees as follows:

The Executive, on behalf of herself and her dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasees”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns (the “Company Affiliated Parties”) and all of the Company Affiliated Parties’ past and present directors, officers, employees, agents and their successors and assigns (but as to any such individual or agent, only in connection with, or in relationship to, his or its capacity as a director, officer, employee, agent, successor or assign of any Company Affiliated Party and not in connection with, or in relationship to, his or its personal capacity unrelated to any Company Affiliated Party) (collectively, the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasee had, may have had or now has against the Company or any other Company Releasee, as of the date of the execution of this Release by the Executive, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company or any affiliate, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 or 1991, the Equal Pay Act, the Americans with Disabilities Act of 1991, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as

amended, the Older Workers’ Benefit Protection Act of 1990 and the Consolidated Omnibus Budget Reconciliation Act of 1985), tort, contract or any alleged violation of any other legal obligation. Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date the Executive executes this Release, (ii) any right the Executive may have to the Separation Compensation, (iii) the Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company or its affiliates or under any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company or any affiliate or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any Company Releasee are jointly liable.

The Executive acknowledges that she has been provided a period of at least 21 calendar days in which to consider and execute this Release. The Executive further acknowledges and understands that she has seven calendar days from the date on which she executes this Release to revoke her agreement by delivering to the Company written notification (in accordance with Section 8.01 of the Employment Agreement) of her intention to revoke this Release. This Release becomes effective when signed by the Executive unless revoked in writing by the Executive in accordance with this seven-day provision. To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Release.

This Release shall be governed by and construed and interpreted in accordance with the internal laws of State of Delaware, as applicable to agreements made and to be performed therein, without reference to principles, policies or provisions thereof concerning conflicts of law.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date indicated below.

Susan J. Riley

Date:

2

The Children’s Place

500 Plaza Drive

Secaucus, New Jersey 07094

February 15, 2011

Susan J. Riley

76 Wallacks Drive

Stamford, CT  06902

Dear Ms. Riley:

The purpose of this letter agreement is to memorialize our mutual agreement that you resigned from your position as the Executive Vice President, Finance and Administration of The Children’s Place Retail Stores, Inc. (the “Company”) and from all other positions that you hold with the Company and its subsidiaries, effective February 10, 2011.  All terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement between you and the Company, dated as of February 4, 2007, and amended December 31, 2008 (the “Employment Agreement”).

In addition, your employment with the Company and its subsidiaries shall terminate on the earlier of (i) the date the Company delivers to you the performance shares granted to you pursuant to the Amended and Restated Performance Stock Award Agreement by and between the Company and you, entered into on January 21, 2008, effective December 10, 2007 (the “Performance Shares”), and (ii) March 30, 2011 (whichever of such dates is earlier, the “Separation Date”), and, for the avoidance of doubt, in no event shall you be employed by the Company on March 31, 2011.  During the period from February 10, 2011 and ending on the Separation Date:

•         you will not be required to report to work or be permitted to perform any services (either from the office or a remote location) for the Company or any of its subsidiaries, except as specifically requested by the Company;

•         you shall have no authority to act on behalf of the Company or any of its subsidiaries and shall not (i) hold yourself out as having such authority, (ii) enter into any agreement or incur any obligations on behalf of the Company or any of its subsidiaries, (iii) commit the Company or any of its subsidiaries in any manner or (iv) otherwise act in an executive or other decision-making capacity with respect to the Company or any of its subsidiaries;

•         you agree to work with the President and Chief Executive Officer of the Company (the “CEO”) as requested to transition your responsibilities to other employees of the Company as designated by the CEO; and

•         you will (i) remain on the Company’s payroll and continue to be paid your base salary at the rate in effect immediately prior to February 10, 2011 in accordance with the Company’s customary payroll practices, and (ii) be entitled to participate in the Company’s then-current benefit plans and programs to the extent and on the same basis that you participated in such plans and programs immediately prior to February 10, 2011 (subject to any changes to any such plans that are generally applicable to all employees).

In consideration of the foregoing, and in light of the fact that the Company and you do not reasonably expect that you will perform services after February 10, 2011 at a level in excess of 20% of the level of services you have performed over the previous 36 months, for purposes of determining your rights under the Employment Agreement and Letter Agreement, the Company will treat your employment as having been terminated by the Company without Cause pursuant to Section 5.01 of the Employment Agreement, with the effect that you will be entitled to receive one million dollars ($1,000,000) as contemplated in that certain letter agreement between you and the Company dated February 12, 2010 (the “Letter Agreement”) payable as contemplated in the Letter Agreement, in part as salary continuation over a 12 month period commencing on the effectiveness of the Release (as defined below) with a final lump at the time the Performance Bonus in respect of the Company’s 2011 fiscal year would otherwise be payable to you under the Company’s Annual Management Incentive Bonus Plan (the “Bonus Plan”), it being understood that such payment and any other payments or compensation described in this letter agreement will be subject to (i) the terms and provisions of the Employment Agreement (including, but not limited to, deductions for applicable withholding taxes) and the Letter Agreement, (ii) your execution of the release of claims substantially in the form attached to the Employment Agreement as Exhibit B (the “Release”) within 21 days after February 10, 2011, and (iii) your continued compliance with the obligations in Section 7 of the Employment Agreement and in this letter agreement.  Notwithstanding anything to the contrary contained herein, the amounts payable to you on account of the termination treatment described in the preceding sentence shall commence on the first business day of the seventh calendar month following February 10, 2011; provided, that, any portion of such payments that, if not for the delay provided herein, would have been payable during the period commencing on February 10, 2011 and ending on the first business day of the seventh calendar month following February 10, 2011 shall be paid in a lump sum (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”) on February 10, 2011).  For the avoidance of doubt, the payments described in this paragraph are in addition to any amounts payable pursuant to the preceding paragraphs of this letter agreement, including the additional base salary continuation contemplated in the immediately preceding paragraph.

You and the Company agree that you shall be entitled to receive the Performance Bonus in respect of the Company’s 2010 fiscal year on the same date as bonuses are payable under the Bonus Plan to other executives of the Company, provided, that the amount of such Performance Bonus shall be determined in accordance with the terms of the Bonus Plan and shall depend on the operating income of the Company as provided therein.

You shall have such rights in respect of your equity awards as provided in the plan and the award agreement pursuant to which such awards were granted or in any other written agreement or arrangement between you and the Company.  You acknowledge and agree that all written agreements or arrangements between you and the Company that address your rights in respect of your equity awards, as referred to in the preceding sentence, are set forth on Schedule A to this letter agreement.  You and the Company agree that the Performance Shares shall be delivered to you based on the same level of attainment of applicable performance criteria as the Company applies to determine the delivery of performance shares in respect of the applicable performance period to the other senior executives of the Company.

Your rights under any employee benefit plans in which you participate shall be determined by the terms of the applicable plans, and you will be entitled to any other rights as may be provided by any other written agreement or arrangement with the Company in respect of a termination of your employment approved by the Board of Directors of the Company and applicable in the prevailing circumstances.  You acknowledge and agree that all other written agreements or arrangements with the Company in respect of a termination of your employment, as referred to in the preceding sentence, are set forth on Schedule B to this letter agreement.

You acknowledge that you are not entitled to any benefit or compensation following the Separation Date except as set forth in this letter agreement, notwithstanding any severance plan or policy that may otherwise apply to Company employees.

You acknowledge that you remain subject to your continuing obligations under the Employment Agreement, including without limitation the provisions of Section 7 thereof (which includes covenants of non-competition, non-solicitation and non-hiring; covenants relating to non-disclosure of confidential information, return of property, intellectual property rights and non-disparagement, and cooperation, which continue to apply at all times following termination of your employment).  You specifically acknowledge that you will comply with your obligations under Section 7.06 of the Employment Agreement not to make or authorize any public statement disparaging the Company in its business interests and affairs, and the Company acknowledges that the Company will comply with its obligations under Section 7.06 of the Employment Agreement.  You further agree that you will not, at any time, make or authorize, whether publicly or not, any statement (orally or in writing) that disparages the Company or any of its subsidiaries or any of their respective employees, officers, directors or agents in such manner.  In consideration of the consideration in this letter agreement, you will advise and cooperate with the Company and its subsidiaries, at their request, about disputes with third parties as to which you have knowledge; advise and cooperate with the Company and its independent public accountants, at their request, (i) in the preparation of the Company’s financial statements that cover all periods through and including February 10, 2011 and (ii) in all financial and accounting matters generally; advise and cooperate with the Company and its subsidiaries, at their request, in connection with all arbitrations, mediations or litigations relating to the activities Company and its subsidiaries during the period of your employment through February 10, 2011, including, without limitation, to give depositions and to be a witness at trial, help in the preparation of any legal documentation and providing affidavits and any advice or support that the Company and its subsidiaries may reasonably request of you.  Notwithstanding anything to the contrary in this paragraph, nothing shall prevent you from providing factual information to the Company or to the Company’s independent public accountants in response to any direct inquiry or direct request for information from the Company or the Company’s independent public accountants.  The provisions of the Employment Agreement relating to enforcement of the covenants in Section 7 of the Employment Agreement shall continue to apply to such covenants and shall also apply to the covenants in this paragraph. Nothing in this letter agreement is intended to alter in any way any rights the Company has under the Employment Agreement.

Except insofar as explicit reference is made herein to other agreements or documents, this letter agreement contains the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes any prior agreement between you and the Company relating to the subject matter hereof.

We wish you luck in your future endeavors.

Sincerely,

THE CHILDREN’S PLACE RETAIL STORES, INC.

Jane T. Elfers, President and Chief Executive Officer

Accepted and agreed as of the first date above mentioned:

Susan J. Riley

Schedule A

(1) Amended and Restated Performance Stock Award Agreement by and between The Children’s Place Retail Stores, Inc. and Susan J. Riley, entered into on January 21, 2008, effective December 10, 2007

(2) Amended and Restated Deferred Stock Award Agreement by and between The Children’s Place Retail Stores, Inc. and Susan J. Riley, entered into on January 21, 2008, effective December 10, 2007

(3) Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc.

Schedule B

(1) Employment Agreement between The Children’s Place Retail Stores, Inc. and Susan J. Riley, dated as of February 4, 2007, and amended December 31, 2008

(2) Letter Agreement between The Children’s Place Retail Stores, Inc. and Susan J. Riley, dated February 12, 2010

(3) Amended and Restated Change in Control Severance Agreement, made and entered into as of December 13, 2010 by and between The Children’s Place Retail Stores, Inc. and Susan J. Riley (it being understood that the severance benefits set forth in such agreement are not triggered by your termination from employment on the Separation Date or your resignation from your positions with the Company and its subsidiaries on February 10, 2011)